EXHIBIT 99.1


FOR IMMEDIATE RELEASE          FROM: MULTI-MARKET RADIO, INC.
                               150 East 58th Street
                               New York, NY  10155
                               212-407-9126
                               Contact:  Cynthia A. Bond

   MULTI-MARKET RADIO TO SELL TWO FM STATIONS FOR $5.125 MILLION

NEW YORK, October 1, 1996 -- Multi-Market Radio, Inc. (NASDAQ: RDIOA) today announced that it has entered into a definitive agreement to sell its two Myrtle Beach, South Carolina radio stations, WYAK(FM) and WMYB(FM), to Dallas-based Pinnacle Broadcasting Company for $5.125 million.

Commenting on the transaction, Michael G. Ferrel, President and Chief Executive Officer, said, "Though Myrtle Beach has been a great market for us, we want to concentrate on larger markets in anticipation of our pending merger with SFX Broadcasting. WYAK has been the number one ranking station for some time and we hope this success will continue under the stewardship of the capable operators at Pinnacle."

This transaction is subject to the approval of the Federal Communications Commission.

Paul Leonard of Dallas-based Star Media Group brokered the transaction.

In April 1996, SFX Broadcasting announced that it would acquire Multi-Market Radio. MMR common stock shareholders will receive the stock equivalent of $12.00 per common share, subject to adjustment. It is anticipated that this transaction will close within the next sixty days subject to shareholder approval and the approval of the Federal Communications Commission and certain other conditions. There can be no assurance that the transaction will be consummated.

Multi-Market Radio, headquartered in New York City, currently owns or sells advertising on behalf of the following nine stations in five markets:

WKSS(FM)                       Hartford, CT
WYBC(FM)                       New Haven, CT*
WHMP(FM)                       Springfield/Northampton, MA
WGNE(FM)                       Daytona Beach, FL
WHMP-AM                        Springfield/Northampton, MA
WMJY(FM)                       Biloxi, MS
WPKX(FM)                       Springfield/Northampton, MA
WKNN(FM)                       Biloxi, MS
WPLR(FM)                       New Haven, CT

*Joint Selling Agreement

In addition, the Company owns KOLL(FM) in Little Rock, AR; WYAK(FM) and WMYB(FM) in Myrtle Beach, SC, which are under contract to be sold.


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